Exhibit 99(d)(15)

SECOND AMENDMENT TO
TRANSFER RESTRICTION AGREEMENT
(Accenture Ltd)

     This Second Amendment to Transfer Restriction Agreement, dated as of October 1, 2003 (this “Amendment”) is an amendment to that certain Transfer Restriction Agreement dated as of October 1, 2002 and as amended by that certain First Amendment to Transfer Restriction Agreement dated as of May 1, 2003 (as so previously amended, the “Original Restriction Agreement,” and as amended by this Amendment, the “Transfer Restriction Agreement”) and is entered into by and among Accenture Ltd, an exempted company limited by shares organized under the laws of Bermuda (registered number EG300900) (“Accenture Ltd”) and the Transferors and the Transferees (each as defined in the Original Restriction Agreement) who execute the Transfer Restriction Agreement from and after the date hereof.

     In consideration of the mutual agreements, covenants and provisions contained in the Original Restriction Agreement and herein, the parties agree as follows:

     1. The following sentence is added at the end of Section 9.9 of the Original Restriction Agreement:

“It is further expressly acknowledged and agreed that this Agreement and all of its provisions and conditions are binding upon the parties and their successors and permitted assigns (including any permitted subsequent transferees of the Transferee).”

     2. The following new Section is added as Section 9.12 to the Original Restriction Agreement:

“9.13 Subsequent Amendments to Governing Documents; Subsequent Transfers of Ownership Interests. If, at any time after the effective date of the Transfer to any Transferee other than an individual (including any partnership, corporation, limited liability company, trust or other entity): (a) the governing documents of such Transferee are amended or modified in any respect, then the Transferee shall promptly notify Accenture Ltd in writing of such amendment or modification and furnish to Accenture Ltd copies of such amendment or modification or amended or modified documents; or (b) any direct or indirect interest in such entity Transferee shall be transferred or the beneficial owners of such Transferee shall change, then the Transferee shall promptly notify Accenture Ltd in writing of such change (including the identity of any new beneficial owners and the relationship of such new beneficial owners to the Transferor) and furnish to Accenture Ltd copies of all documentation implementing or evidencing such transfer or change.”

     3. The form of Joinder Agreement attached hereto as Exhibit A is hereby substituted for the form of Joinder Agreement attached as Exhibit A to the Original Restriction Agreement.

     4. This Amendment shall be effective with respect to all Transfers of Transferred Shares effected from and after the date hereof. In addition, in accordance with and subject to the amendment provisions of Section 9.2 of the Original Restriction Agreement, Paragraphs 1 and 2 of this Amendment shall be effective with respect to Transfers of Transferred Shares made prior to the date hereof, and shall be binding upon the Transferors and Transferees party to such Transfers, to the extent that provisions contained in or added to the applicable Joinder Agreements or supplemental documents executed by such Transferors and/or Transferees in respect of such prior Transfers provided for or contemplated terms and conditions consistent with said Paragraphs.

     5. As amended hereby, the Transfer Restriction Agreement remains in full force and effect.

     6. This Amendment may be executed in any number of counterparts (including by execution of a Joinder Agreement), each of which shall be deemed an original, but all such counterparts shall together constitute one agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed or caused to be executed this Amendment as of the date first above written, but with the effective date as to any Transferor and Transferee in respect of any Transfer to be the date that Accenture Ltd causes such Transfer to be effected.

ACCENTURE LTD

By:

Name:
Title: